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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                 Schedule 14D-9
                                 (Rule 14d-101)

         SOLICITATION/RECOMMENDATION STATEMENT UNDER SECTION 14(d)(4) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

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                        SOUNDVIEW TECHNOLOGY GROUP, INC.

                            (Name of Subject Company)



                        SOUNDVIEW TECHNOLOGY GROUP, INC.

                        (Name of Person Filing Statement)

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                     Common Stock, $0.01 Par Value Per Share
           (Including the Associated Preferred Stock Purchase Rights)

                         (Title of Class of Securities)

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                            83611Q406 (Common Stock)

                      (CUSIP Number of Class of Securities)

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                                  Mark F. Loehr
                             Chief Executive Officer
                        SoundView Technology Group, Inc.
                             1700 East Putnam Avenue
                            Old Greenwich 06870-1321
                                 (203) 321-7000

 (Name, Address and Telephone Number of Person Authorized to Receive Notice and
            Communications on Behalf of the Person Filing Statement)

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                                    Copy to:

                             Craig M. Wasserman Esq.
                         Wachtell, Lipton, Rosen & Katz
                               51 West 52nd Street
                            New York, New York 10019
                                 (212) 403-1000

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[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer

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